UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 29, 2005

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27488	94-3136539
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Route 141 & Henry Clay Road, Building E336 Wilmington, DE	19880
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 29, 2005, the Board of Directors of Incyte Corporation (the “Company”) approved, upon the recommendation of the Compensation Committee of the Board, corporate goals for 2005 relating to a cash bonus plan for the 2005 fiscal year. The Company’s 2005 Annual Incentive Compensation Plan is a discretionary cash incentive award plan designed to align incentive awards for each participant’s individual performance with the Company’s corporate goals. Under the plan, incentive awards for the Company’s executive officers are approved by the Compensation Committee and will be paid in 2006. For non-executive officer employees, eligibility to participate in the plan and actual award amounts are not guaranteed and are determined at the sole discretion of an employee’s managers, in conjunction with the Company’s President and Chief Executive Officer. The Company’s executive officers other than the President and Chief Executive Officer each have a funding target under the plan of 50% of their respective annual base salary for the 2005 fiscal year, with the potential for actual awards under the plan to either exceed or be less than the funding target depending upon corporate performance, as well as each executive officer’s performance against individual goals. The Company’s President and Chief Executive Officer has a funding target under the plan of 75% of his annual base salary, with the actual incentive award depending solely upon corporate performance.

Corporate performance goals for 2005 are based on achievement of drug discovery program goals, representing 25% of the overall corporate performance goals; goals relating to the Company’s drug development efforts, representing 50% of the overall goals; cash burn-related goals, representing 15% of the overall goals; and achievement of business development goals, representing 10% of the overall goals. Threshold, target and outperform achievement levels were defined for each corporate goal and, depending on the achievement of those performance levels, payouts ranging from 0% to 160% may be made.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On March 29, 2005, Scott Hurley submitted his resignation as the Company’s Vice President, Corporate Controller and Treasurer (Principal Accounting Officer), effective April 15, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2005

INCYTE CORPORATION

By:	/s/ PATRICIA A. SCHRECK
Patricia A. Schreck
Executive Vice President and
General Counsel